Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2018 Results

Disciplined execution delivers strong margin, profitable growth and increased cash flow

November 1st, 2018 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the third quarter ending September 30, 2018.

Commenting on the results, CEO Chad Crow remarked, “In the third quarter, we delivered sales growth of 12.7 percent to $2.1 billion, with our higher margin value added products again growing by double digits. I am pleased to report that Adjusted EBITDA increased by 27 percent to $155 million, a strong performance in a volatile commodity environment. We continued to invest in our manufacturing capacity and efficiency enhancing initiatives to further strengthen and differentiate our platform and the value-added solutions we provide our customers.”

Peter Jackson, CFO, added, “The growth in Adjusted EBITDA dollars, and the improvement in EBITDA margin, reflected our ability to successfully manage the volatility in commodity costs during the quarter as well as realize cost efficiencies on a sustained basis. We generated solid cash flow in the third quarter and remain on track to delever below 3.5x by year end while continuing to fund our strategic initiatives and drive profitable growth.”

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to exclude one-time integration and other one-time refinancing and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Third Quarter 2018 Compared to Third Quarter 2017:

Net Sales

•

Net sales for the third quarter ending September 30, 2018 were $2.1 billion, a 12.7 percent increase compared to a year ago. Estimated sales volume grew 1.5 percent, while price increases related to commodity inflation resulted in an additional 11.2 percent in sales growth compared to the third quarter of 2017. Excluding commodity inflation, the single family homebuilding end market grew an estimated 3.1 percent while the multi-family end market was up 0.5 percent, offset by a 2.6 percent decline in the repair and remodel / other end market. Value added products sales, including the windows, doors and millwork, and manufactured products categories, grew by $92 million, or 13.9 percent, during the quarter.

Gross Margin

Gross margin of $522.8 million in the third quarter of 2018 increased by $63.5 million, or 13.8 percent, over the prior year. Gross margin percentage was 24.7 percent, an increase of approximately 0.3 percent compared to the third quarter of 2017 and an increase of 1 percent over the second quarter of 2018. The margin percentage increased largely due to the decline in the cost of commodities during the quarter relative to our short term customer pricing commitments.

1

Builders FirstSource Reports Third Quarter 2018 Results (Continued)

Selling, General and Administrative Expenses

•

SG&A in the third quarter of 2018 was $401.0 million, or 18.9 percent of sales, compared to $370.6 million, or 19.7 percent of sales in the third quarter of 2017. The increase of approximately $30 million was largely due to higher variable compensation related to the improvement in performance, including higher commissions and incentives. As a percentage of sales, SG&A decreased by 80 basis points primarily due to cost leverage as well as continued cost management focused on general and administrative expenses.

Interest Expense

•

Interest expense in the third quarter of 2018 was $29.1 million compared to $33.8 million in the same period last year. The year over year reduction is largely a result of refinancing transactions the Company executed in 2017, slightly offset by rising interest rates.

Income Tax Expense

•

GAAP income tax expense in the third quarter of 2018 was $19.4 million compared to income tax expense of $15.1 million in the third quarter of 2017. The effective tax rate for the third quarter is approximately 20.9 percent compared to 27.5 percent in the third quarter of 2017.

Net Income

•	Net income for the third quarter of 2018 was $73.3 million, or $0.63 per diluted share, compared to $39.8 million, or $0.34 per diluted share, for the third quarter of 2017.

•

Adjusted net income was $77.8 million, or $0.67 per diluted share, compared to $45.4 million, or $0.39 per diluted share, in the third quarter of 2017. The year over year increase of $32.4 million, or 71.4 percent, was primarily driven by sales growth, particularly in higher margin value added product categories, as well as cost management and lower interest expense.

Adjusted EBITDA

•

Third quarter Adjusted EBITDA grew $32.8 million to $154.8 million compared to $122.0 million in the period a year ago, an increase of 26.9 percent. The year over year improvement was largely driven by sales increases as higher prices, particularly in lumber and lumber sheet goods, benefited the Company’s gross profit and Adjusted EBITDA dollars. As a result, Adjusted EBITDA improved to 7.3 percent of sales in the third quarter from 6.5 percent in the same period a year ago.

Year to Date September 30, 2018 Financial Information:

Net Sales

•	Net sales year to date were $5.9 billion, a 12.4 percent increase over the first nine months of 2017.

Net Income

•

In the first nine months of 2018, net income was $153.2 million, or $1.31 per diluted share, compared to $81.5 million, or $0.71 per diluted share, in the first nine months of 2017, an increase of $0.60 per diluted share, or 84.5 percent.

•

Adjusted net income was $168.1 million, or $1.44 per diluted share, compared to $100.6 million, or $0.87 per diluted share, in the first nine months of 2017, an increase of $0.57 per diluted share. The year over year increase of $67.5 million, or 67.1 percent, was primarily driven by the Company’s sales growth, cost efficiencies, and lower interest expense.

2

Builders FirstSource Reports Third Quarter 2018 Results (Continued)

Adjusted EBITDA

•

Adjusted EBITDA for the first nine months of 2018 grew $54.5 million to $376.6 million, or 6.4 percent of sales, compared to $322.1 million, or 6.1 percent of sales, for the first nine months of 2017. The year over year improvement was primarily attributable to sales growth and ongoing cost management, offset in part by the impact of commodity inflation on gross margin. The 16.9 percent growth was achieved as investments in growth and efficiency initiatives continued, including additional sales associates, new locations and operational excellence initiatives.

•

Although rapid commodity inflation can cause short term gross margin percentage compression as prices are rising, higher sustained commodity prices generally benefit the Company’s gross profit and Adjusted EBITDA dollars.

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing 12 month basis, was $473.4 million and net debt was $1,824.2 million as of September 30, 2018. The Company decreased its leverage ratio versus September 30, 2017 by 0.7x, to 3.9x net debt / Adjusted EBITDA despite the higher commodity costs in its working capital. The Company expects to reduce its leverage ratio to below 3.5x by year end.

•

Due to seasonal working capital needs in the first nine months of 2018, net cash used in operations and investing was $67.3 million. The Company expects to generate $170 – 190 million in cash from operations and investing activities for the full year 2018, in line with its full year cash flow guidance.

•	Liquidity at September 30, 2018 was $448.2 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

Please refer to the accompanying financial schedules for more information.

Outlook

Concluding, Mr. Crow added, “While the rate of market growth has recently eased, the long term outlook for the housing industry continues to be favorable as do the opportunities for Builders FirstSource to generate profitable growth for the balance of 2018 and beyond. We continue to invest in high margin value added products and operational excellence initiatives that position us well within the industry. Our associates remain focused on developing close relationships with our customers across our national footprint and have demonstrated this commitment in the third quarter. I want to thank our team for its disciplined execution and continuing focus on customer value, as well as delivering strong earnings and cash flow to our shareholders.”

Conference Call

Builders FirstSource will host a conference call Friday, November 2, 2018 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-260-1479 (U.S. and Canada) and 334-323-0522 (international), Conference ID: 5738521. A replay of the call will be available at 1:00 p.m. Central Time through November 17th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 573821. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

3

Builders FirstSource Reports Third Quarter 2018 Results (Continued)

About Builders FirstSource

2017 Sales: $7.0 Billion    |    Associates: 15 Thousand    |    Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with over 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

4

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited) (In thousands, except per share amounts)
Sales	$2,118,467	$1,878,909	$5,908,791	$5,255,270
Cost of sales	1,595,686	1,419,587	4,478,630	3,959,099

Gross margin	522,781	459,322	1,430,161	1,296,171
Selling, general and administrative expenses	400,993	370,638	1,151,670	1,075,869

Income from operations	121,788	88,684	278,491	220,302
Interest expense, net	29,106	33,836	84,805	103,703

Income before income taxes	92,682	54,848	193,686	116,599
Income tax expense	19,354	15,098	40,516	35,117

Net income	$73,328	$39,750	$153,170	$81,482

Comprehensive income	$73,328	$39,750	$153,170	$81,482

Net income per share:
Basic	$0.64	$0.35	$1.34	$0.73

Diluted	$0.63	$0.34	$1.31	$0.71

Weighted average common shares:
Basic	114,707	112,688	114,480	112,368

Diluted	116,456	115,871	116,614	115,310

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2018	December 31, 2017
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$34,446	$57,533
Accounts receivable, less allowances of $13,470 and $11,771 at September 30, 2018 and December 31, 2017, respectively	805,317	631,992
Other receivables	59,389	71,232
Inventories, net	679,471	601,547
Other current assets	35,351	33,564

Total current assets	1,613,974	1,395,868
Property, plant and equipment, net	665,732	639,303
Assets held for sale	7,874	5,273
Goodwill	740,411	740,411
Intangible assets, net	111,266	132,567
Deferred income taxes	38,760	75,105
Other assets, net	15,568	17,597

Total assets	$3,193,585	$3,006,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$13,531	$—
Accounts payable	487,775	514,282
Accrued liabilities	255,836	271,597
Current maturities of long-term debt and lease obligations	14,620	12,475

Total current liabilities	771,762	798,354
Long-term debt and lease obligations, net of current maturities, debt discount and debt issuance costs	1,826,962	1,771,945
Other long-term liabilities	56,546	59,616

Total liabilities	2,655,270	2,629,915
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 114,725 and 113,572 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	1,147	1,136
Additional paid-in capital	554,223	546,766
Accumulated deficit	(17,055)	(171,693)

Total stockholders’ equity	538,315	376,209

Total liabilities and stockholders’ equity	$3,193,585	$3,006,124

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$153,170	$81,482
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	72,691	70,796
Amortization and write-off of debt issuance costs and debt discount	3,479	5,163
Deferred income taxes	35,829	29,060
Stock compensation expense	9,929	9,916
Net (gain) loss on sale of assets and asset impairments	(480)	5,079
Changes in assets and liabilities:
Receivables	(151,092)	(158,617)
Inventories	(86,639)	(85,313)
Other current assets	(1,786)	2,837
Other assets and liabilities	1,442	3,776
Accounts payable and checks outstanding	(12,792)	71,247
Accrued liabilities	(14,219)	(43,024)

Net cash provided by (used in) operating activities	9,532	(7,598)

Cash flows from investing activities:
Purchases of property, plant and equipment	(78,693)	(48,060)
Proceeds from sale of property, plant and equipment	1,890	4,802

Net cash used in investing activities	(76,803)	(43,258)

Cash flows from financing activities:
Borrowings under revolving credit facility	1,243,000	894,000
Repayments under revolving credit facility	(1,189,000)	(839,000)
Repayments of long-term debt and other loans	(11,173)	(8,555)
Proceeds from long-term debt and other loans	3,818	—
Payments of loan costs	—	(2,799)
Exercise of stock options	2,394	4,574
Repurchase of common stock	(4,855)	(2,476)

Net cash provided by financing activities	44,184	45,744

Net change in cash and cash equivalents	(23,087)	(5,112)
Cash and cash equivalents at beginning of period	57,533	14,449

Cash and cash equivalents at end of period	$34,446	$9,337

Supplemental disclosure of non-cash activities

For the nine months ended September 30, 2018 and 2017, the Company retired assets subject to lease finance obligations of $0.6 million and $15.0 million and extinguished the related lease finance obligation of $0.7 million and $12.9 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $9.0 million and $14.2 million in the nine months ended September 30, 2018 and 2017, respectively. In addition, purchases of property, plant and equipment included in accounts payable were $2.5 million and $1.0 million for the nine months ended September 30, 2018 and 2017, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 1, 2018.

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2018	2017	2018	2017	2018
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$73.3	$39.7	$153.2	$81.5	$110.5
Integration related expenses	4.5	5.7	14.9	16.7	18.9
Debt issuance and refinancing cost (1)	—	—	—	2.4	56.3
Revaluation of NOL (2)	—	—	—	—	29.0

Adjusted Net Income	77.8	45.4	168.1	100.6	214.7

Weighted average diluted common shares (in millions)	116.5	115.9	116.6	115.3
Diluted adjusted net income per share:	$0.67	$0.39	$1.44	$0.87

Reconciling items:
Depreciation and amortization expense	25.1	23.0	72.7	70.8	$94.9
Interest expense, net	29.1	33.8	84.8	101.3	118.0
Income tax (benefit) expense	19.4	15.1	40.5	35.1	29.5
Stock compensation expense	3.5	3.5	9.9	9.9	13.5
(Gain)/loss on sale and asset impairments	(0.2)	1.5	(0.1)	4.4	1.8
Other management-identified adjustments (3)	0.1	(0.3)	0.7	—	1.1

Adjusted EBITDA	$154.8	$122.0	$376.6	$322.1	$473.5

Adjusted EBITDA Margin	7.3%	6.5%	6.4%	6.1%	6.2%

(1)	Cost associated with refinancing long term debt in 2017.
(2)	In 2017, the company revalued its NOL tax asset given the tax reform that allows for a lower federal corporate tax rate.
(3)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions except per share amounts)
Net sales	$2,118.5	$1,878.9	$5,908.8	$5,255.3
Cost of sales	1,595.7	1,419.6	4,478.6	3,959.1

Gross margin	522.8	459.3	1,430.2	1,296.2
Gross margin %	24.7%	24.4%	24.2%	24.7%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	17.4%	18.0%	17.8%	18.5%
Adjusted EBITDA	154.8	122.0	376.6	322.1
Adjusted EBITDA margin %	7.3%	6.5%	6.4%	6.1%
Depreciation and amortization	(25.1)	(23.0)	(72.7)	(70.8)
Interest expense, net of debt issuance cost and refinancing	(29.1)	(33.8)	(84.8)	(101.3)
Income tax expense	(19.4)	(15.1)	(40.5)	(35.1)
Other adjustments	(3.4)	(4.7)	(10.5)	(14.3)

Adjusted Net Income	$77.8	$45.4	$168.1	$100.6

Basic adjusted net income per share:	$0.68	$0.40	$1.47	$0.90

Diluted adjusted net income per share:	$0.67	$0.39	$1.44	$0.87

Weighted average common shares (in millions)
Basic	114.7	112.7	114.5	112.4
Diluted	116.5	115.9	116.6	115.3

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the SEC on November 1, 2018.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q3-18 of $401.0M less $25.1M depreciation and amortization, less $4.5M of integration expenses, less $3.5M of stock comp and plus $0.1M loss from sales, impairments, and other. GAAP SG&A in 9M-18 of $1,151.7M less $72.7M depreciation and amortization, less $14.9M of integration expenses, less $9.9M of stock comp and $0.6M loss from sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended September 30,					Nine months ended September 30,
	2018		2017			2018		2017
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Lumber & Lumber Sheet Goods	$818.7	38.6%	$679.9	36.2%	20.4%	$2,273.8	38.5%	$1,867.6	35.5%	21.7%
Manufactured Products	385.9	18.2%	318.6	16.9%	21.1%	1,051.0	17.8%	900.9	17.2%	16.7%
Windows, Doors & Millwork	372.5	17.6%	347.5	18.5%	7.2%	1,080.1	18.3%	1,016.7	19.3%	6.2%
Gypsum, Roofing & Insulation	146.6	6.9%	147.9	7.9%	-0.9%	400.8	6.8%	409.4	7.8%	-2.1%
Siding, Metal & Concrete Products	196.6	9.3%	183.5	9.8%	7.1%	528.3	8.9%	498.9	9.5%	5.9%
Other	198.2	9.4%	201.5	10.7%	-1.6%	574.8	9.7%	561.8	10.7%	2.3%

Total adjusted net sales	$2,118.5	100.0%	$1,878.9	100.0%	12.7%	$5,908.8	100.0%	$5,255.3	100.0%	12.4%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended September 30,
	Interest Expense	Net Debt Outstanding	Adjusted Annual Go Forward Cash Interest (1)

	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2024 Term Loan @ 5.39% (Floating LIBOR) (2)	6.3	459.4	24.6
Revolving Credit Facility @ 3.9% (Floating LIBOR) (2)	5.8	404.0	10.0
Amortization of deferred loan costs and debt discount	1.2
Lease finance obligations and capital leases	5.3	245.2	21.2
Other	—
Cash		(34.4)

Total	$29.1	$1,824.2	$98.0

(1)	Excludes issuance cost and one time items. Assumes Q3 borrowing rates on variable debt.
(2)	Assumes average next twelve months balances for the Term Loan and the Revolving Credit Facility